Exhibit 10.2

Relocation Assistance Summary

We recognize that relocation to a new home and community can mean significant adjustments. We strive to make this adjustment as smooth as possible by counseling and assisting with relocation arrangements and expenses.

The relocation benefits offered to you at the time of your employment offer to transfer are outlined in this Relocation Assistance Summary. Please read the Relocation Assistance Summary carefully to understand the relocation guidelines and expectations of you during the relocation process. Any and all deviations from the benefits outlined in your Relocation Assistance Summary must be referred to, and approved by Human Resources.

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Where this summary refers to "employee", this includes a person who has accepted an internal transfer offer, and/or any eligible family members. Eligible family members includes the employee’s spouse and legal dependents who reside with the employee at the time of acceptance of the relocation and who will continue to reside with the employee at the new location.

•	Designated relocation services providers must be used in order for relocation expenses to be eligible for reimbursement or direct payment by CBOE.

•	Receipts and copies of other appropriate documentation are required for reimbursement or direct payment. CBOE’s corporate credit card should not be used for these types of expenses.

•	Relocation benefits are considered taxable income

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You must sign the Relocation Expense Repayment Agreement provided by CBOE with your offer letter in order to receive relocation benefits. The signed Relocation Expense Repayment Agreement must be returned with your signed offer letter, and receipt of both signed documents is required before CBOE will authorize and initiate the relocation process. This agreement requires you to reimburse CBOE for the amount of the total relocation expenses incurred by CBOE if you voluntarily terminate employment or are terminated for cause on or before 12 months from date of transfer. This agreement does not constitute an employment contract or guarantee of continued employment.

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Relocation Assistance Summary

STARTING THE RELOCATION PROCESS

The Human Resources (“HR”) Department is the first point of contact for relocation issues, such as clarification of approved relocation benefits, questions regarding information on the Relocation Assistance Summary, and authorization of any relocation benefits to vendors.

1.	Once you have accepted an employment offer, sign and return to CBOE the offer letter and Relocation Expense Repayment Agreement.

2.	Upon receipt of the offer letter and Relocation Expense Repayment Agreement, HR will initiate the relocation process by sending authorization to the relocation service vendors.

3.	HR will notify you when the relocation process has been authorized.

4.
You should contact the relocation service company as soon as possible thereafter to begin the relocation process. Contact information is included in Relocation Vendors section below. Designated relocation vendors must be used.

RELOCATION VENDORS

CBOE enlists the help of a relocation service company and travel agency to provide for our employee's relocation needs. The relocation service company is the point of contact for relocation arrangements, except travel arrangements and other items as noted. Travel arrangements are handled by CBOE's designated travel agency.

CBOE uses the authorized relocation services vendors listed below.

CONTACT INFORMATION:

Relocation service: PROMISOR RELOCATION LLC 135 S. LaSalle Street, Suite 2000 Chicago, IL 60603 Phone: (312) 377-3712 Fax: (312) 377-1804 Contact: Therese Toledo, SCRP, GMS Cell Phone: (708)227-3558	Travel arrangements: Options Travel Phone: (847) 803-4444, x-134 Toll free: (866) 446-2172 Contact: Anne McQuillen
RELOCATION BENEFITS

Below is a summary of relocation benefits offered. Any and all deviations from the benefits outlined in the Relocation Assistance Summary below must be referred to, and approved by, your HR Representative.

Home/Rental Finding Assistance Home/Rental Finding Trip Lease Termination Assistance Temporary Housing Arrangements Storage of Household Goods Movement of Household Goods Home Marketing Assistance	Final Move Transportation Home Sales Expenses Closing Costs at New Location Duplicate Housing Expenses Return Trip Expenses Tax Liability Assistance
Please read the detailed descriptions of these relocation benefits on the following pages. If you have any questions, contact HR.

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Relocation Assistance Summary

RELOCATION BENEFITS

HOME FINDING/RENTAL ASSISTANCE

Because of the large number of residential communities available, CBOE has engaged a relocation service company to assist in home/rental search. This service will answer questions concerning the selection of a new community and assist in identifying areas that are possible matches for the preferences of the employee and family.

The employee should contact the relocation service company before planning a home/rental finding trip, to discuss their housing preferences, preferred price range, and other location preferences. The relocation service company will arrange for the employee to review the availability of homes to purchase or rental units in the area and will make recommendations based on the employee’s preferences.

The employee is solely responsible for any costs associated with choosing and committing to new housing, such as rental security deposits, fees for lease agreements and credit checks, and/or any other costs.

HOME/RENTAL FINDING TRIP

CBOE will reimburse for home search/acquisition (including inspections and closing) trips for the employee and spouse/domestic partner and dependent children to arrange permanent housing and elementary education schooling prior to moving for an amount up to $7,500.

CBOE's goal and the goal of our travel agency is to manage costs effectively. When possible trips should be planned with a 14-day advance notice to take advantage of lower airfare costs. Scheduling trips over a weekend is also preferred, to take advantage of the best airfares and allow for home finding assistance arrangements.

Items reimbursed include:

•	travel (airfare via coach class and best fare available, rail fare, or mileage reimbursement* for travel by car taking the most direct route)

•	hotel accommodations, at travel agency recommended hotel (room rate and applicable room taxes)

•	meals during home finding trip (up to $50.00 per diem per person)

•	car rental in local area during home finding visit

•	direct transportation to/from airport and hotel via train or taxi, if car is not rented during home finding trip

Receipts are required for expenses. Any incidental expenses are the responsibility of the employee.

(*Mileage reimbursement is calculated per the current year's IRS guidelines. The IRS standard mileage rate for 2017 is 53.5 cents per mile.)

TEMPORARY HOUSING ARRANGEMENTS

Temporary housing may be offered at the new location when:

1. Home/apartment is not ready for occupancy
2. Permanent housing hasn’t been found
3. When the employee must begin work at CBOE's request before family moves

CBOE offers one of two options:

Option 1: Up to 30 days temporary housing. Temporary housing is arranged through the relocation service company. Normal living expenses, such as meals, telephone, parking,

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Relocation Assistance Summary

transportation to/from work location and other living expenses are the responsibility of the employee.

Option 2: In lieu of temporary housing, the equivalent of one (1) month's rental or mortgage payment, up to a maximum of $5,000.00, may be contributed toward the employee's living expenses at the new location. A copy of the lease or mortgage payment voucher is required. Payment will be made through the relocation service company directly to the employee's property management company/landlord or financial institution. Normal living expenses, such as meals, telephone, parking, transportation to/from work location and other living expenses are the responsibility of the employee.

STORAGE OF HOUSEHOLD GOODS

In conjunction with temporary housing arranged by CBOE, if necessary, CBOE covers storage of the employee’s possessions up to 30 days. Storage is arranged by the relocation service company. Multiple drop-off charges are not covered. The employee must handle any damage claims on storage.

MOVEMENT OF HOUSEHOLD GOODS

CBOE will arrange for personal items and household goods to be moved to the new location. Moving services are arranged by the relocation services company and billed directly to CBOE. Household goods will be insured to normal limits during transit. Maximum insurance claim level is $250,000.

This includes all reasonable expense of:

•	packing/unpacking

•	disconnect and hook up of major appliances, if applicable

•	shipment of one automobile

CBOE will not reimburse the employee for the following unauthorized services:

•	Shipment of private airplanes, boats & trailers, and other articles not ordinarily considered household goods.

•	Removal or installation of electrical or plumbing connections (other than normal household appliances), television or C.B. antennas, swing sets, drapery rods, or similar additional labor.

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Shipment of high intrinsic value items such as, but not limited to, antiques, paintings, coin collections, jewelry, money, and documents. Neither the moving company nor the insurance company is responsible for these items.

•	Shipment or travel-related costs for pets, or kennel fees/caring charges.

FINAL MOVE TRANSPORTATION

The transportation of family members for the final moving trip from the old location to the new location is reimbursed. This includes airfare via coach class and best fare available, rail, or mileage reimbursement* for travel by car taking the most direct route. CBOE will cover mileage reimbursement for up to two vehicles.

When possible the final move trip should be planned with a 14-day advance notice to take advantage of lower airfare costs. CBOE's designated travel agency must handle travel arrangements.

Receipts are required for expenses. Meals, lodging, and any other incidental expenses are the responsibility of the employee.

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(*Mileage reimbursement is calculated per the current year's IRS guidelines. The IRS standard mileage rate for 2017 is 53.5 cents per mile.)

HOME SALE EXPENSES

CBOE will reimburse the employee for the following typical costs associated with the sale of their home: broker’s commission of up to 6% or the prevailing amount in the area, title fees, transfer taxes, and legal fees. Any buyer incentives offered (such as home warranty, new appliances, decorating allowance, etc.) are not reimbursed. A copy of the closing statement will be required.

CLOSING COSTS AT NEW LOCATION

CBOE will reimburse the employee for the following typical closing costs: discount points, lawyer’s fees, title search, title insurance, survey, appraisals, stamps, transfer taxes, inspections and recording fees. A copy of the closing statement will be required. The maximum reimbursement for these types of costs is $30,000.

If the relocating employee was a renter at the old location and decides to purchase a home at the new location, CBOE will reimburse the employee for closing costs as outlined above.

TAX LIABILITY ASSISTANCE

The Internal Revenue Service (IRS) requires CBOE to report on the employee’s W-2 form as taxable income most relocation expenses for which they receive reimbursement, and those which are paid by CBOE on their behalf to service providers.

The following relocation costs (includes both reimbursements to the employee and fees paid to service providers by CBOE on the employee's behalf) are excluded from wages as income and as an itemized moving expense deduction: final/permanent move costs including moving of household goods, in-transit storage of household goods for the first 30 days, cost of transportation and lodging to the new location (excluding meals) en route from the date of departure through the date of arrival for the employee and their family.

The IRS considers all other relocation reimbursements as taxable income. The employee is advised to consult a tax professional regarding questions about relocation expenses, tax implications, and for any assistance needed in filing their tax return.

CBOE intends to tax assist or “gross up” the employee’s non-excludable reimbursements to offset additional tax liability. CBOE's Accounting Department will notify the employee of the amount of relocation-related reimbursements/expenses that will be added to their wage base for the tax year in which they relocated. After the employee files their tax return for that year, CBOE will reimburse for any additional tax liability incurred. It is the employee's responsibility to follow up by contacting the Accounting dept. after filing their taxes, and providing a copy of their tax return, so that reimbursement can be calculated.

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Relocation Assistance Summary

Chicago Board Options Exchange

RELOCATION EXPENSE REPAYMENT AGREEMENT

Please note: This signed repayment agreement must be returned with your signed offer letter.
Receipt of this signed document is required to authorize and initiate the relocation process.

To:     Chicago Board Options Exchange

From:    Brian N. Schell

In consideration for certain relocation assistance benefits being extended to me or others on my behalf by the Chicago Board Options Exchange as a result of my having accepted the position of

Deputy CFO

located at the CBOE- Chicago office requiring me to relocate my current residence, I hereby agree to repay to CBOE the total value of any or all relocation assistance benefits paid to me or on my behalf by CBOE as a result of my having accepted said position, in the event that I voluntarily terminate my employment with CBOE or am terminated for cause on or before twelve (12) months from the date of relocation.The amount of repayment that I will owe CBOE shall equal the total of all relocation expenses until twelve months after my date of relocation.

I also hereby agree to repay to CBOE the fifty percent (50%) value of any or all relocation assistance benefits paid to me or on my behalf by CBOE as a result of my having accepted said position, in the event that I voluntarily terminate my employment with CBOE or am terminated for cause between twelve (12) and twenty-four (24) months from the date of relocation. The amount of repayment that I will owe CBOE shall equal the fifty percent (50%) of the total of all relocation expenses.

If my employment is terminated within twenty four (24) months after my date of relocation because of reduction in force, acquisition or merger, illness, long-term disability, or death, no repayment of such relocation expenses will be required.

I have read and accept the conditions applying to repayment of relocation advances stated herein. I understand that this agreement does not constitute a guarantee of employment for a fixed period.

Signature:

/s/ Brian N. Schell                                4.17.17
Brian N. Schell                                     Date

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Relocation Assistance Summary

ADDENDUM - RELOCATION BENEFITS

TEMPORARY HOUSING ARRANGEMENTS

The temporary housing listed options listed below:

“CBOE offers one of two options:

Option 1: Up to 30 days temporary housing. Temporary housing is arranged through the relocation service company. Normal living expenses, such as meals, telephone, parking, transportation to/from work location and other living expenses are the responsibility of the employee.

Option 2: In lieu of temporary housing, the equivalent of one (1) month's rental or mortgage payment, up to a maximum of $5,000.00, may be contributed toward the employee's living expenses at the new location. A copy of the lease or mortgage payment voucher is required. Payment will be made through the relocation service company directly to the employee's property management company/landlord or financial institution. Normal living expenses, such as meals, telephone, parking, transportation to/from work location and other living expenses are the responsibility of the employee.”

Is modified to include the following:

Option 3: Employee will be entitled to temporary housing assistance of up to a maximum of $10,000. A copy of the lease is required. Payments will be made directly by the employee to lessor and reimbursed by the relocation service company directly to the employee. Copies of the cancelled checks will be required. Normal living expenses, such as meals, telephone, parking, transportation to/from work location and other living expenses are the responsibility of the employee.

Signature:

/s/ Brian N. Schell                                     6.1.17
Brian N. Schell    (Employee)                                 Date

/s/ Pamela Culpepper                                         6/1/17
Pamela Culpepper (Chief Human Resources Officer)                        Date

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